Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 2nd day of March, 2015, by and among API TECHNOLOGIES CORP., a Delaware corporation (“API”), and BEL LAZAR (“Employee”).

RECITALS:

A. Employee’s employment with API will end effective March 1, 2015 (the “Separation Date”).

B. Employee received a copy of this Agreement on March 1, 2015.

C. API is entering into this Agreement based solely on Employee’s representation that this Agreement will resolve any and all claims Employee has or could have against API for any issue relating to his employment or the end of his employment with API and that Employee has waived any right to pursue any lawsuit against API with respect to his employment, the separation of that employment, or any other issue that arose prior to his execution of this Agreement, with the exception of those claims listed in Section (7).

AGREEMENT:

In an effort to end the employment relationship on an amicable basis, and in consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto hereby agree as follows:

(1) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by or under common control with such Person, where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “API” shall encompass the following:

(i) API, as well as any division thereof, parent, subsidiary, Affiliate, or related entity, predecessors, successors and assigns of any of the foregoing; and

(ii) Any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of a Person referenced in or encompassed in this Section 1(1)(b).

(c) “Person” shall mean any individual, corporation, trust, estate, partnership, limited liability company, joint venture, association or any other enterprise or legal entity whatsoever.

(2) Resignations; Future Employment. Employee hereby resigns from his position as an officer of API, including, without limitation, as President and Chief Executive Officer of API, and all other officer positions and directorships he held with API, effective as of the Separation Date. All authority granted to Employee by API as an officer, director, employee, agent or otherwise shall be revoked as of the Separation Date. At API’s request, Employee shall execute any and all documents necessary to confirm Employee’s resignation from API. Employee’s employment with API shall end on the Separation Date. Employee acknowledges that promptly after the Separation Date, API is required to issue a press release announcing Employee’s resignation and promptly after the Effective Date (as defined below), API is required to issue a press release with respect to this Agreement. Employee also acknowledges that API shall make such filings with the United States Securities and Exchange Commission with respect to Employee’s resignation and this Agreement as required by law, and as it deems appropriate.

(3) Final Pay, COBRA and Other Matters.

(a) API and Employee agree that $26,924 is due to Employee for accrued and unpaid vacation as of the Separation Date.

(b) Employee agrees that Employee received all wages Employee earned through Employee’s Separation Date, including accrued vacation, and that Employee received such wages and accrued vacation whether or not Employee signed this Agreement.

(c) After the Separation Date, Employee will have any conversion rights available under API’s Short Term Disability, Long Term Disability, Group Life Insurance and Accidental Death and Dismemberment Plans.

(d) Employee shall not participate in the API Retirement Savings Plan after the Separation Date. Employee will be entitled to benefits earned and vested (if any) prior to the Separation Date pursuant to the applicable API Retirement Savings Plan provisions.

(e) Employee will not be eligible for a bonus for API’s fiscal year ended November 30, 2014 or anytime thereafter, or any portion thereof.

(f) Pursuant to that certain Restricted Stock Unit Award Agreement dated March 2, 2012 (the “RSU Grant”), Employee was granted 100,000 Restricted Stock Units (as defined in the RSU Grant), 66,666 of which have vested as of the Separation Date. Nothing contained in this Agreement restricts or diminishes Employee’s rights to all vested Restricted Stock Units.

(4) Severance Payment and Other Consideration.

(a) This Agreement is made effective by Employee signing and returning the Agreement to API. On or after the eighth (8th) day after Employee signs and returns the Agreement (the “Effective Date”), API will continue to pay Employee’s biweekly salary of

Nineteen Thousand Two Hundred Three Dollars and Seventy-Seven Cents ($19,203.77) (less withholdings and standard deductions required by law) for a period that ends the sooner of the date: (i) that is thirteen (13) biweekly pay periods after the Effective Date; or (ii) that Employee accepts a position of full- or part-time employment (other than Employee’s acceptance of a position as an independent contractor in a bona fide consulting relationship to which Employee devotes less than 15 hours per week) with any Person and begins work at that position (the “Severance Period”), payable to Employee via direct deposit on API’s regular paydays. In the event Employee accepts a position of full- or part-time employment with any Person and begins work at that position within the Severance Period, Employee must notify API in writing at API Technologies Corp., 4705 S. Apopka Vineland Road, Suite 210, Orlando, Florida 32819, Attn: Chairman of the Board, or at such other address designated by API in writing, within seven (7) days of Employee’s acceptance of the position.

(b) If Employee timely elects, pursuant to the Comprehensive Omnibus Budget Reconciliation Act (“COBRA,”) to continue participation in the group medical and dental plan, including any executive supplemental health plan, in which Employee and Employee’s dependents are currently enrolled, API will pay the full monthly premium for Employee and Employee’s dependents’ coverage, for the first twelve (12) months of such COBRA continuation, up through and including February 29, 2016. After this twelve- (12-) month period, any further participation in API’s group medical and dental plan pursuant to COBRA will be at the expense of Employee and will be governed by the applicable plan provisions and the provisions of COBRA. If Employee receives health and/or dental coverage through another employer during the twelve- (12-) month period, this COBRA benefit will terminate. In the event Employee receives coverage through another employer during this twelve- (12-) month period, Employee must notify API in writing at API Technologies Corp., 4705 S. Apopka Vineland Road, Suite 210, Orlando, Florida 32819, Attn: Chairman of the Board, or at such other address designated by API in writing, within seven (7) days of Employee’s eligibility for coverage.

(c) API and Employee agree that the vesting of all of the remaining 33,334 Restricted Stock Units granted to Employee under the RSU Grant shall be accelerated to vest as of the Separation Date.

(d) Employee will be entitled to retain Employee’s API-issued laptop and cell phone, in each case on the condition that API is given the opportunity to remove any confidential or proprietary information about API or API’s business plans or methods of operation from the laptop and cell phone.

The payments described in this Section (4) reflect consideration provided to Employee over and above anything of value to which Employee is already entitled. In paying the amount specified in this Section (4) API makes no representation as to the tax consequences or liability arising from said payment. Moreover, the parties hereto understand and agree that any tax consequences and/or liability arising from the payment to Employee shall be the sole responsibility of Employee. To this extent, Employee acknowledges and agrees that he will pay any and all federal, state and local income tax which may be determined to be due in connection with the payments described in this Section (4). Employee also agrees to indemnify API from all tax and/or other liability (including, but not limited to, fines, penalties, interest, and costs) arising from or relating to the payment described in this Section (4) and/or imposed by the Internal Revenue Service, the State of California, or any other taxing agency or tribunal as a result of API’s failure to withhold taxes on the payments described in this Section (4) or any portion thereof. Employee acknowledges and agrees that the consideration and sums included in this Section (4) are the maximum sums ever to be due to Employee from API, and he hereby relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Employee and API, whether written, oral, express or implied.

(5) General Release and Waiver from Employee.

(a) In consideration for the payments reflected in Section (4). Employee (for himself, his agents, successors, assigns, heirs, executors and administrators) hereby releases and discharges API and its respective current and former officers, directors, members, managers, partners, employees, agents, shareholders, attorneys, administrators, Affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and the successors and assigns of the foregoing (collectively, the “Releasees”), from and against any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Employee executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with his employment with or termination of employment from API including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on, but not limited to:

(i) The Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, state and local laws prohibiting employment discrimination and/or retaliation, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, state and federal family and medical leave laws, state and federal whistleblower laws, and any other federal, state or local laws or ordinances;

(ii) Any API policies, practices, contracts or agreements;

(iii) Any policies, practices, laws or agreements governing the payment of wages, commissions, severance pay or other compensation;

(iv) Any defamation, wrongful termination or invasion of privacy claims;

(v) Any employee benefit plan, other than those benefit plans that Employee has vested rights in as of Employee’s separation date;

(vi) Any laws or agreements that provide for punitive, exemplary or statutory damages or for the payment of attorneys’ fees, costs or expenses;

(vii) Any existing or potential entitlement under any program or plan of API, including wages or other paid leave;

(viii) Any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written);

(ix) Claims arising under any other federal, state or local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law, ordinance, regulation or order and any duty or other employment-related obligation, including any claims arising from any other type of statute, executive order, law or ordinance;

(x) Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and

(xi) The federal or any state constitution.

(b) Employee understands and agrees that he is releasing the Releasees from any and all claims by which he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf. Employee understands that this release expressly includes all claims that could have been raised in a federal, state, county or local court and that this release also includes all claims for attorneys’ fees and any other remedy that could have been sought in connection with any of the released claims.

(6) Waiver of Unknown Claims. Employee specifically agrees that this Agreement extends to unknown or unsuspected past, present or future rights, claims, injuries or damages of every nature and kind arising from or attributable to Employee’s employment with API that Employee might not be aware of at this time. Employee waives the rights or benefits of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

Employee expressly waives and releases as set forth above any right to benefits that Employee may have under California Civil Code § 1542 to the fullest extent Employee may do so lawfully. Employee further acknowledges that Employee may later discover facts different from or in addition to those facts now known to Employee or believed by Employee to be true with respect to any or all of the matters covered by this Agreement, and Employee agrees that this Agreement nevertheless shall remain in full and complete force and effect.

(7) Claims Not Waived.

(a) Notwithstanding anything to the contrary in Sections (5) and (6) hereof, this release does not extend and is not intended to (i) waive or bar any claim or right which may not by operation of law or regulation be waived or barred; or (ii) extend to any obligations incurred under this Agreement. This release in no way affects any rights Employee may have, if any, under any laws providing for continuation of health insurance or under API’s pension plan or 401(k) plan. However, no elective deferrals into the 401 (k) plan may be made by Employee from the severance pay provided for in this Agreement.

(b) Nothing in this Agreement, including, but not limited to, the non-disparagement provision in Section (9)(e), prevents Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the California Department of Fair Employment and Housing (“DFEH”), or any other federal, state or local government agency, or otherwise cooperating with or providing information to any such agencies. However, this Agreement does prohibit Employee from obtaining any personal or monetary relief for himself based on such a charge or based on Employee providing information to or cooperating with the EEOC, NLRB, DFEH, or any other federal, state, or local government agency.

(8) No Other Claims Pending. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other Person, against API or any of the Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other Person against API or any of the Releasees.

(9) Non-Disclosure; Return of Property; Non-Disparagement; Non-Solicitation.

(a) Employee agrees that, as a result of his position with API, he had access to and/or acquired or assisted in the development of certain sensitive, private, proprietary or confidential information, inventions and trade secrets relating to present or anticipated business and operations of API, including, without limitation, all materials and information (whether written or not) about API’s current, prior, or prospective services or business activities, formulae, products, processes, research, plans, system designs, system applications, customers, Affiliates, personnel, finances, purchasing, sales, marketing and markets, accounting, customer lists, business contracts, agreements, licenses, costs, pricing, profits, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of API (including, but not limited to, information concerning, relating to, or arising out of relationships with customers, independent sales agents, lenders, investors or other business affiliates and “Confidential Information” as defined in that certain Confidentiality and Intellectual Property Agreement between Employee and API dated March 1, 2011), which are not generally known and accessible to the public at large or which provide API with a competitive advantage (collectively, “Confidential Information”). Employee hereby agrees that he has kept and will keep all such Confidential Information secret and shall retain such Confidential Information in the strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information to anyone without first obtaining prior written authorization to do so from API. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from disclosing Confidential Information (i) that becomes publicly available other than as a result of a breach of this Agreement or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, Employee shall provide API with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford API a reasonable opportunity to challenge the subpoena, court order or similar legal process.

(b) By signing this Agreement, Employee agrees that he has not disclosed or used Confidential Information in violation of this Agreement and that he will not do so in the future. API does not intend to limit Employee in any way from seeking employment or conducting business so long as Employee does not use or disclose the Confidential Information covered by this Section (9) and so long as Employee does not violate any other provision contained within this Agreement. Employee certifies and declares that he already has returned or shall return to the custody of API all Confidential Information, company property and Company Documents, as well as any copies of Confidential Information, company property, and Company Documents, in his possession by the Separation Date. For purposes of this Agreement, the phrase “Company Documents” is defined to include any writings, documents, contracts, records, files, tape recordings, correspondence, photographs, communications, summaries, data, notes, memoranda, diskettes, business plans, price books, or any other source containing information which relates to or references API and which was provided by API or obtained as a result of Employee’s relationship and/or employment with API.

(c) During the twenty-six (26) week period following the Separation Date (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) engage in any business that competes with the businesses of API (including, without limitation, businesses which API has specific plans to conduct in the future and in connection with which API has expended more than nominal time and/or capital and as to which plans Employee is aware) in any geographical area in which API produces, manufactures, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any Person (or any division or Affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, including, but not limited to, as an individual, partner, member, manager, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between API and customers, clients, contractors, managers, consultants, suppliers or investors of API.

(d) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly, own, solely as an investment, securities of any Person engaged a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(e) Employee will not, directly or indirectly (either through Employee’s own efforts or through the efforts of any third Person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, that (i) criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of API or any of the Releasees; or (ii) accuses or implies that API or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to Employee’s employment with API (or the termination thereof), the business or operations of API, or otherwise.

(f) During the Restricted Period, neither Employee nor any business in which Employee may engage or participate will (i) knowingly hire, solicit for hire or attempt to hire any employee of API, or (ii) encourage any employee of API to terminate its employment with API. For purposes of the Agreement, “employee of API” means current employee of API, as well as anyone employed by API within the twelve- (12-) month period prior to the Separation Date; provided, that this provision shall not preclude Employee or any business in which Employee may engage or participate from soliciting any such employee of API by means of or hiring any such employee who responds to a public announcement placed by the business as long as Employee otherwise complies with the provisions of this Section (9)(f).

(g) Employee will not directly or indirectly seek to cause any Person to discontinue and/or limit its current relationship with API.

(10) Successors. This Agreement shall apply to Employee, as well as to his heirs, executors, administrators, successors and permitted assigns. This Agreement also shall apply to, and inure to the benefit of API and its successors and permitted assigns.

(11) Validity. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(12) Applicable Law. This Agreement shall be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to principles of conflicts of law that would require or permit the application of the laws of another jurisdiction.

(13) Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

(14) Nonwaiver. Any waiver by API of a breach of any provision of this Agreement by Employee shall be in writing and shall not operate or be construed as a continuing waiver or waiver of any subsequent breach by Employee.

(15) Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to the subject matter hereof. Employee acknowledges and agrees that, in executing this Agreement, Employee does not rely and has not relied upon any representations or statements not set forth herein made by API with regard to the subject matter, basis, or effect of this Agreement or otherwise. Notwithstanding the foregoing, nothing in this Agreement is intended to nor shall limit, supersede, nullify, or affect any other duty or responsibility Employee may have or owe to API by virtue of any separate agreement or obligation.

(16) Counterparts. Employee and API agree that this Agreement may be executed in counterparts, and that facsimile, PDF or copy signatures shall be as effective as original signatures.

(17) Remedies.

(a) Injunctive Relief. Employee admits and agrees that Employee’s breach of any of the provisions of Section (9) of this Agreement would result in irreparable and continuing harm to API for which an adequate remedy at law would not exist, as the damages may not be fully ascertainable. Accordingly, in the event of Employee’s breach or threatened breach of Section (9) of this Agreement, Employee agrees that API shall be entitled to an injunction restraining such breach or threatened breach, without regard to any requirement for the posting of a bond or any other security by API in connection therewith. Further, in the event of Employee’s breach, the duration of the restrictive covenants above (if applicable) shall be extended for the entire time that the breach existed so that API is provided with the benefit of the full time period provided for herein.

(b) Other Remedies. In addition to injunctive relief, API is entitled to any other remedy available in law or equity by reason of Employee’s breach or threatened breach of any of the provisions of this Agreement.

(c) Loss of Benefits and Repayment of Costs. In the event Employee (i) breaches or violates the commitments Employee has made under this Agreement or (ii) brings an action, suit, claim or other proceeding challenging the validity or enforceability of this Agreement, Employee shall no longer be entitled to the benefits of this Agreement, including under Section (4) hereof, and shall be required to tender back to API the consideration paid to Employee pursuant to this Agreement, including, but not limited to, repaying the amount paid to Employee pursuant to Section (4)(a) hereof and assigning the shares of common stock of API received by Employee pursuant to the accelerated vesting of Employee’s Restricted Stock Units pursuant to Section (4)(c) hereof to API. If API successfully brings an action for Employee’s breach or violation of the terms of this Agreement or Employee’s action, suit, claim or other proceeding challenging the validity or enforceability of this Agreement is unsuccessful, Employee further agrees that he will pay all actual costs, expenses and reasonable attorneys’ fees incurred by API in API’s successful prosecution of API’s action for breach or violation of this Agreement or API’s successful defense against the proceeding challenging the validity or enforceability of this Agreement. Notwithstanding the foregoing, this Section (17)(c) will not be applicable if Employee brings an action, suit, claim or other proceeding challenging the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (the “ADEA”) (which Employee may do without penalty under this Agreement).

(18) Assignment. Employee does not have the power to assign his rights or obligations under this Agreement, or any portion thereof, to any other Person, without the express written consent of API; provided, however, that Employee may assign Employee’s right to receive payments under Section (4)(a) of this Agreement to Employee’s spouse and/or descendants (whether natural or adopted) without the express written consent of API. API expressly reserves the right to assign this Agreement to a parent, Affiliate, or successor entity of API, including the rights pertaining to the restrictive covenants itemized in Section (9) of this Agreement.

(19) Forum Selection. THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND EXCLUSIVE VENUE OF THE FEDERAL AND STATE COURTS LOCATED IN ORANGE COUNTY, FLORIDA IN CONNECTION WITH ANY AND ALL DISPUTED MATTERS BASED UPON, RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY AGREES THAT ANY SUCH DISPUTED MATTER SHALL BE RESOLVED IN THE COURTS IN ORANGE COUNTY, FLORIDA, AND EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE CLAIM OR DEFENSE THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

(20) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

(21) Required Notifications Under the Older Worker Benefit Protection Act. By my signature below, I, the Employee, acknowledge:

(a) That I am releasing claims that I may have under the ADEA;

(b) That I have read and fully understand the terms of this Agreement;

(c) That I have agreed to execute this Agreement knowingly and voluntarily;

(d) That I have the right to consult with an attorney prior to executing this Agreement;

(e) That I am releasing only those claims arising prior to the date that I execute this Agreement;

(f) That I have twenty-one (21) days in which to consider this release of claims under the ADEA, which I acknowledge to be a reasonable and sufficient period of time for review, deliberation and negotiation;

(g) That I may revoke my release of claims under the ADEA for a period of seven (7) days from the date of my execution of this Agreement by delivering a written notice of revocation addressed and delivered to API Technologies Corp., 4705 S. Apopka Vineland Road, Suite 210, Orlando, Florida 32819, Attn: Chairman of the Board, or to such other address designated by API in writing;

(h) This Agreement shall not become effective, therefore, and none of the payments set forth in this Agreement shall become due until I have executed the Agreement and the seven- (7-) day revocation period has expired without revocation being exercised; and

(i) That I have full knowledge of the implications of my settlement and release of claims.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Separation Agreement and Release as of the date first above written.

EMPLOYEE	API TECHNOLOGIES CORP.

/s/ Bel Lazar	By:	/s/ Brian Kahn
Bel Lazar		Name:	Brian Kahn
		Title:	Chairman of the Board of Directors

[Signature Page to Separation Agreement and Release]